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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )(1)


         NetCurrents, Inc. (formerly known as IAT Resources Corporation)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  64110J 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 22, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 64110J 10 1                 13G                      Page 1 of 4 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                Victor A. Holtorf
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States of America
________________________________________________________________________________
               5.   SOLE VOTING POWER
  NUMBER OF
                    1,920,433 (includes 0 shares of options exercisable within
   SHARES           60 days of December 22, 1999).
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                   N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,920,433 ((includes 0 shares of options exercisable within
                    60 days of December 22, 1999).
   PERSON      _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER
    WITH
                                             N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,920,433
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      9.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                   IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64110J 10 1                13G                      Page 2 of 4 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

                                NetCurrents, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

                       9720 Wilshire Boulevard, Suite 700
                          Los Angeles, California 90212
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

                                Victor A. Holtorf
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                                Victor A. Holtorf
                              c/o NetCurrents, Inc.
                       9720 Wilshire Boulevard, Suite 700
                          Los Angeles, California 90212
________________________________________________________________________________
Item 2(c).  Citizenship:

                            United States of America
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                                  Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:

                                  64110J 1




 1
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

CUSIP No. 64110J 10 1                 13G                      Page 3 of 4 Pages

________________________________________________________________________________
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

________________________________________________________________________________
Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
           1,920,433 shares (includes 0 shares of options exercisable within 60 days of December 22, 1999).

     (b)  Percent of class:
           9.2% (based on 20,826,070 shares outstanding as of December 22, 1999), includes 0 shares of options exercisable within 60 days of December 22, 1999.

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                 1,920,433 SHARES (INCLUDES 0 SHARES OF OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 22, 1999).

          (ii)  Shared power to vote or to direct the vote
                 0 SHARES.

          (iii) Sole power to dispose or to direct the disposition of 1,920,433 SHARES (INCLUDES 0 SHARES OF OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 22, 1999).

          (iv) Shared power to dispose or to direct the disposition of 0 SHARES.

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

                                 Not Applicable
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                 Not Applicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                 Not Applicable
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

                                 Not Applicable

CUSIP No. 64110J 10 1                 13G                      Page 4 of 4 Pages

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                                 Not Applicable
________________________________________________________________________________
Item 10.  Certifications.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        December 22, 1999
                                        ----------------------------------------
                                                        (Date)


                                         /s/ VICTOR A. HOLTORF
                                        ----------------------------------------
                                                      (Signature)


                                        Victor A. Holtorf / Director
                                        ----------------------------------------
                                                      (Name/Title)